    Exhibit 99.1
Uber Announces Results for Second Quarter 2021

Gross Bookings reached an all-time high of $21.9B, up 114% year-over-year
Net income of $1.1 billion and Adjusted EBITDA of $(509) million

SAN FRANCISCO – August 4, 2021 – Uber Technologies, Inc. (NYSE: UBER) today announced financial results for the quarter ended June 30, 2021.
Financial Highlights for Second Quarter 2021
•Gross Bookings grew 114% year-over-year (“YoY”) to $21.9 billion, or 104% on a constant currency basis, with Mobility Gross Bookings of $8.6 billion (+184% YoY) and Delivery Gross Bookings of $12.9 billion (+85% YoY).
•Revenue grew 35% QoQ and 105% YoY, or 95% on a constant currency basis. Mobility Revenue grew 90% QoQ (and 11% QoQ excluding the UK accrual in Q1) and 106% YoY. Delivery Revenue grew 13% QoQ and 122% YoY.
•Net income attributable to Uber Technologies, Inc. was $1.1 billion, including $272 million in stock-based compensation expense. Net income benefited from unrealized gains of $1.4 billion and $471 million due to the revaluation of Uber’s equity investments in Didi and Aurora, respectively.
•Adjusted EBITDA of $(509) million, down $150 million QoQ but up $328 million YoY, representing a (2.3)% margin as a percentage of Gross Bookings and a (13.0)% margin as a percentage of revenue.
•Mobility Adjusted EBITDA of $179 million, down $119 million QoQ but up $129 million YoY, representing a 2.1% margin as a percentage of Mobility Gross Bookings and a 11.1% margin as a percentage of Mobility Revenue. Mobility Take Rate and Adjusted EBITDA were impacted by elevated investments in reviving driver availability, particularly in the US.
•Delivery Adjusted EBITDA of $(161) million improved by $39 million QoQ and by $71 million YoY, representing a (1.2)% margin as a percentage of Delivery Gross Bookings and a (8.2)% margin as a percentage of Delivery Revenue.
•Unrestricted cash, cash equivalents and short-term investments were $5.0 billion at the end of the second quarter.

“In Q2 we invested in recovery by investing in drivers and we made strong progress, with monthly active drivers and couriers in the US increasing by nearly 420,000 from February to July,” said Dara Khosrowshahi, CEO. “Our platform is getting stronger each quarter, with consumers who engage with both Mobility and Delivery now generating nearly half of our total company Gross Bookings.”

“We successfully made large investments in Q2 to improve marketplace balance, and we are now well positioned to reach Adjusted EBITDA profitability by Q4,” said Nelson Chai, CFO. “As we make progress towards that important milestone, we expect our Adjusted EBITDA loss in Q3 to improve to less than $100 million in addition to record Gross Bookings between $22 and $24 billion.”

Second Quarter 2021 Financial and Operational Highlights

	Three Months Ended June 30,
(In millions, except percentages)	2020	2021	% Change	% Change (Constant Currency (1))

Monthly Active Platform Consumers (“MAPCs”)	55	101	84%
Trips	737	1,511	105%
Gross Bookings	$10,224	$21,900	114%	104%
Revenue	$1,913	$3,929	105%	95%
Net income (loss) attributable to Uber Technologies, Inc. (2)	$(1,775)	$1,144	**
Adjusted EBITDA (1)	$(837)	$(509)	39%
(1) See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
(2) Net income (loss) attributable to Uber Technologies, Inc. includes stock-based compensation expense of $131 million and $272 million in Q2 2020 and Q2 2021, respectively.
** Percentage not meaningful.

Results by Offering and Segment
Gross Bookings

	Three Months Ended June 30,
(In millions, except percentages)	2020	2021	% Change	% Change (Constant Currency)

Gross Bookings:
Delivery	6,961	12,912	85%	75%
Mobility	$3,046	$8,640	184%	174%
Freight	212	348	64%	65%
All Other (1)	5	—	**	**
Total	$10,224	$21,900	114%	104%
(1) Includes historical results of ATG and Other Technology Programs and New Mobility.
** Percentage not meaningful.

Revenue

	Three Months Ended June 30,
(In millions, except percentages)	2020	2021	% Change	% Change (Constant Currency)

Revenue:
Delivery	886	1,963	122%	107%
Mobility	787	1,618	106%	98%
Freight	211	348	65%	65%
All Other	29	—	**	**
Total	$1,913	$3,929	105%	95%
** Percentage not meaningful.

Take Rates

	Three Months Ended June 30,
	2020	2021

Delivery	12.7%	15.2%
Mobility	25.8%	18.7%
Total	18.7%	17.9%
Adjusted EBITDA and Segment Adjusted EBITDA

	Three Months Ended June 30,
(In millions, except percentages)	2020	2021	% Change

Segment Adjusted EBITDA:
Delivery	(232)	(161)	31%
Mobility	$50	$179	258%
Freight	(49)	(41)	16%
All Other	(114)	—	**
Corporate G&A and Platform R&D (1), (2)	(492)	(486)	1%
Adjusted EBITDA (3)	$(837)	$(509)	39%
(1) Excludes stock-based compensation expense.
(2) Includes costs that are not directly attributable to our reportable segments. Corporate G&A also includes certain shared costs such as finance, accounting, tax, human resources, information technology and legal costs. Platform R&D also includes mapping and payment technologies and support and development of the internal technology infrastructure. Our allocation methodology is periodically evaluated and may change.
(3) “Adjusted EBITDA” is a non-GAAP measure as defined by the SEC. See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
** Percentage not meaningful.

Revenue by Geographical Region

	Three Months Ended June 30,
(In millions, except percentages)	2020	2021	% Change

United States and Canada	$1,125	$1,984	76%
Latin America ("LatAm")	213	307	44%
Europe, Middle East and Africa ("EMEA")	358	929	159%
Asia Pacific ("APAC")	217	709	227%
Total	$1,913	$3,929	105%

Financial Highlights for the Second Quarter 2021 (continued)
Delivery
•Gross Bookings of $12.9 billion: Gross Bookings grew 4% QoQ and 75% YoY on a constant currency basis, with triple digit YoY growth in EMEA and strong double digit YoY growth in U.S. & Canada, LatAm and APAC.
•Revenue of $1.96 billion: Revenue grew 13% QoQ and 122% YoY. Take Rate of 15.2% grew 120 bps QoQ and 250 bps YoY. The YoY expansion was driven by higher volumes, higher basket sizes, and improved network efficiencies. Additionally, we realized a 250 bps YoY benefit from business-model changes in some countries that reclassify certain payments and incentives as Cost of Revenue.

•Adjusted EBITDA of $(161) million: Adjusted EBITDA improved $39 million QoQ and $71 million YoY, driven by improved network efficiencies, reduced incentive spend per trip, and cost leverage. Delivery Adjusted EBITDA margin was (1.2)% as a percentage of Gross Bookings, compared to (1.6)% in Q1 2021 and (3.3)% in Q2 2020.
Mobility
•Gross Bookings of $8.6 billion: Mobility Gross Bookings grew 28% QoQ and 174% YoY on a constant currency basis. On a QoQ basis, Mobility Gross Bookings grew 54% in EMEA, 37% in the U.S. & Canada, and 10% in LatAm, while declining 9% QoQ in APAC due to the severe COVID-19 outbreak in India.
•Revenue of $1.62 billion: Mobility Revenue grew 11% QoQ, excluding the UK accrual in Q1, and grew 98% YoY on a constant currency basis.
•Take Rate of 18.7%: Take rate declined 280 bps QoQ, excluding the UK accrual, and declined 710 bps YoY. Take Rate was impacted by elevated investments in reviving driver availability, particularly in the US.
•Adjusted EBITDA of $179 million: Adjusted EBITDA decreased $119 million QoQ and Adjusted EBITDA margin reached 2.1% of Gross Bookings, compared to 4.4% in Q1 2021 and 1.6% in Q2 2020. EBITDA was impacted by elevated investments in reviving driver availability.
Freight, All Other, and Corporate
•Freight delivered accelerating growth and improving EBITDA margins: Freight revenue accelerated to 65% YoY, reaching a $1.4 billion annualized run-rate, with strong customer adoption of our technology-first offering driven by Freight’s leading service standards and real-time demand channels. Freight improved Adjusted EBITDA margins 1,130 bps YoY to (11.8)%.
•Corporate G&A and Platform R&D expenses of $(486) million: This compared to $(417) million in Q1 2021, and $(492) million in Q2 2020. On a QoQ basis, expenses increased due to higher headcount and external legal spend.
GAAP and Non-GAAP Costs and Operating Expenses
•Cost of revenue excluding D&A: GAAP cost of revenue increased $389 million QoQ and $1.18 billion YoY. Non-GAAP cost of revenue grew $394 million QoQ and $1.21 billion YoY on an absolute dollar basis, driven by an increase in Courier payments and incentives in certain markets; an increase in Mobility driven by volume increases primarily resulting in higher insurance costs; and an increase in Freight carrier payments.
•GAAP and Non-GAAP operating expenses (The non-GAAP operating expenses measure excludes pro forma adjustments, such as stock-based compensation and restructuring charges):
◦Operations and support: GAAP operations and support increased $9 million QoQ and declined $150 million YoY. Non-GAAP operations and support declined by $2 million QoQ but grew $29 million YoY, with the YoY increase attributable to higher driver background check costs and higher headcount costs from the Postmates and Cornershop acquisitions, offset by lower Mobility employee headcount costs from cost reduction actions in 2020.
◦Sales and marketing: GAAP sales and marketing grew $153 million QoQ and $520 million YoY. Non-GAAP sales and marketing grew $161 million QoQ and $543 million YoY as a result of higher marketing and promotion spend in our Mobility and Delivery businesses.
◦Research and development: GAAP research and development declined $27 million QoQ and $96 million YoY. Non-GAAP research and development grew $7 million QoQ but declined $87 million YoY, with the YoY decline driven by lower employee headcount costs, which was primarily driven by the sales of JUMP and our ATG business in the second quarter of 2020 and the first quarter of 2021, respectively.
◦General and administrative: GAAP general and administrative grew $152 million QoQ and $51 million YoY. GAAP general and administrative grew YoY primarily attributed to a net increase in legal, tax, and regulatory reserve changes and settlements. Non-GAAP general and administrative grew $87 million QoQ and grew $40 million YoY, primarily attributable to an increase in indirect taxes.
Operating Highlights for the Second Quarter 2021
Platform
•Trips of 1.51 billion: Trips on our platform grew 4% QoQ and were 105% above Q2 2020 levels, with QoQ growth in both Mobility and Delivery trips.
•Monthly Active Platform Consumers (“MAPC”) reached 101 million: MAPCs grew 3% QoQ and grew 84% YoY to 101 million, with Delivery MAPCs growing roughly 48% YoY. On average, each MAPC spent approximately $72 per month, up $10 YoY and $6 QoQ, and used our platform approximately five times per month during the quarter ended June 30, 2021.

•Active drivers and couriers: Uber continues to be a platform of choice for people to earn flexibly. Drivers and couriers earned an aggregate $7.9 billion during the quarter, with earnings up 144% YoY, outpacing Uber’s Gross Bookings growth of 114% YoY.
•Membership: Launched Uber Pass in Australia, New Zealand, and France during the quarter. Pass members now contribute roughly 25% of global Delivery Gross Bookings and 30% of US Delivery Gross Bookings.
Delivery
•Reopening impact: Delivery continued to demonstrate strong consumer metrics even as COVID-19 restrictions eased around the world. Delivery MAPCs, basket size and order frequency were stable QoQ, and grew nearly 50% YoY, 14% YoY and 10% YoY, respectively.
•Merchants: Active merchants grew over 60% YoY to exceed 750K in Q2, with several large partnerships announced across Eats and New Verticals. We witnessed strong adoption of our pickup option for merchants, with over 60% of active US restaurants on our platform now offering pickup to consumers. We expect this to be an increasingly valuable offering as the world reopens and consumers engage with restaurants across delivery, pickup and dine-in.
•Ads rollout continues: Ads are now available in most major Uber Delivery markets globally, and we migrated to a proprietary Ads platform that further improves the margin profile of the offering. Active advertising merchants grew to 84K.
•Postmates integration: Postmates apps are now largely integrated, with nearly 5 million consumers, 160K couriers and over 25K merchants migrating from the respective Postmates to Uber Eats apps.
•New Verticals: New Verticals, which includes Uber’s non-restaurant delivery offerings (grocery, convenience, alcohol and others), gained further traction in expansion markets like the US and UK, with US Gross Bookings in June nearly tripling from December 2020 levels, while the UK and France more than doubled over the same period. New Verticals MAPCs reached 3 million during the second quarter driven by strength in our international business. Significant progress in rolling out New Verticals offerings in the US, including partnerships signed with Albertsons, BevMo, and Walgreens, as well as the Gopuff partnership now rolling out across the country.
◦Albertsons partnership: Uber and Albertsons announced a strategic partnership to offer on-demand and scheduled grocery delivery to customers in major US markets where Albertsons operates by the end of 2021. This marks Uber’s first national grocery partnership in the US, more than doubling the availability of our grocery offering to 400+ cities and towns, including San Francisco and Phoenix, with a full national presence with the anticipated addition of 1,200 stores expected by year’s end.
◦Walgreens partnership: Further expanding on our partnership with Walgreens, consumers can now order retail products on Uber Eats from more than 7,800 Walgreens stores for same-day delivery across the United States.
◦Cornershop acquisition: Uber announced an agreement with the minority shareholders of Cornershop to acquire their interests in Cornershop in an all-stock transaction after which Cornershop will become a wholly-owned subsidiary of the Company.
◦FTD partnership: Launched the first-ever delivery app partnership for nationwide flower delivery, making same-day delivery from FTD’s network of florists across the US available in the Uber Eats app.
•Supporting local restaurants: Uber was proud to continue supporting small restaurants through a partnership with the Local Initiative Support Corporation (LISC), in which we distributed $4.5 million to 900 local restaurants across the country. Only small- and medium-sized restaurants with fewer than five locations were eligible for the microgrants. More than 87% of the recipients of the microgrants were businesses owned by women or people of color, who have been among those hardest hit by the pandemic.
Mobility
•Airport recovery: Trips to and from airports represented 10% of Mobility Gross Bookings in Q2 2021, growing 67% QoQ and 617% YoY, outpacing the overall segment’s recovery as consumer travel trends improved.
•Uber Reserve expansion: Expanded reservation functionality to UberX and other economy tiers in April, after proving product market fit and reliability on the Uber Black category over the past few quarters.
•Uber Rent national expansion: Uber Rent is now available across the US, allowing consumers to easily book a rental car from Avis, Budget, Hertz and dozens of other providers, directly from the Uber app.
•Pool relaunch: The first relaunch of a reimagined Pool started in Australia in Perth and Sydney. The product is designed to be structurally margin positive, and we are seeing encouraging adoption. In addition, we also launched Pool Chance, a new product where the rider only receives a discount if they are pooled with another rider on the trip, in Adelaide, Brisbane, Gold Coast and Auckland.

•White House partnership: In May, we announced alongside the White House that we would offer free rides to vaccination sites across the US. As part of this we provided over 200K free rides (up to $25) to and from vaccination providers between May 24-July 4.
•Walgreens vaccine integration: Uber and Walgreens teamed up to develop a simple in-app vaccine and ride-booking feature where an Uber user could book a vaccine appointment in the Uber app and their ride to get to the appointment all in a few taps.
•India driver vaccination effort: Driven by our vaccination initiative, more than 100,000 drivers on the Uber platform have now received at least one COVID vaccine shot to help India get moving again.
•GMB agreement: Uber formally recognized the GMB trade union, which will now be able to represent up to 70,000 Uber drivers across the UK. Uber and GMB will join forces to raise the standard of flexible work across the industry, as Uber continues to be the only major operator offering protections to drivers.
•Continued Electric Vehicle (EV) progress in London: We announced a partnership with UK tech firm Arrival to design a purpose-built, fully-electric vehicle for the ride-hailing industry and the next phase of our Clean Air Plan, which has already raised more than £135m to support drivers with the cost of switching to EVs.
•New partnerships to support drivers’ fair transition to EVs: We entered several EV partnerships, including with Kia to give drivers discounts on up to 30,000 EVs across key European markets; with Crédit Agricole to provide drivers with financing solutions to buy EVs; with Total Energies to accelerate the transition of Uber’s drivers towards electric mobility, by providing support for vehicle conversion and easier access to charge points; and with the City of Hamburg to help taxi partners access financial incentives for switching to electric vehicles.
•Lime on Uber: Uber’s micromobility partnership with Lime is witnessing strong traction, with 2021 year to date trips as of June 30, 2021 surpassing 2020 full year trips. The partnership is currently live in 100 major cities globally with plans to launch nearly all remaining cities of Lime’s existing footprint in Q3, including scooters in NYC, London, and SF.
Freight and Corporate
•Expansion into Less than Truckload (LtL): Uber Freight expanded into the $65 billion LtL market, providing shippers with a single platform to manage their full truckload and LtL needs, and furthers our journey to supporting shippers from first to final mile.
•Automating the Load Lifecycle: Uber Freight improved cost per load by 7% QoQ in Q2, with technology driven improvements across load tracking automation, digital billing capture, and streamlined load scheduling.
•ESG report: On July 22, 2021, Uber released its 2021 ESG Report and 2021 People & Culture (P&C) Report, which highlight our perspectives and performance on the environmental, social, and governance (ESG) issues that matter most to our business and our stakeholders, including progress on our diversity, equity, inclusion and anti-racism efforts in this year’s P&C Report.
•Didi IPO: On June 30, 2021, Didi priced its initial public offering of American Depositary Shares (“ADSs”) on NYSE at a price per ADS of $14, with four ADSs representing one ordinary share of Didi. Upon the close of the IPO in early July, Uber owns approximately 144 million ordinary shares of Didi, with a carrying value of $7.3 billion for these holdings as of June 30, 2021 (increased from $5.9 billion as of March 31, 2021).
Recent Developments
•Uber Freight to acquire Transplace: On July 22, 2021, Uber announced that Uber Freight will acquire Transplace for approximately $2.25 billion, consisting of up to $750 million in Uber common stock (to be issued at pre-close VWAP price) and the remainder in cash. Uber Freight’s acquisition of Transplace will create one of the leading logistics technology platforms, with one of the largest and most comprehensive managed transportation and logistics networks in the world. The transaction is subject to regulatory approval and other customary closing conditions. The transaction is expected to close in late 2021 or the first half of 2022.
•Aurora: On July 15, 2021, Aurora announced that it has agreed to combine with Reinvent Technology Partners Y (NASDAQ: RTPY), a special purpose acquisition company (SPAC). Investors and Aurora partners have committed $1 billion in a PIPE. Uber increased the carrying value of its Aurora investment to $2.1 billion as of June 30, 2021 (from $1.7 billion as of March 31, 2021).
•Zomato: On July 23, 2021, Zomato completed its initial public offering, listing its shares on Indian stock exchanges. Uber owns 612 million shares of Zomato.

•Grab: On August 2, 2021, Grab filed a registration statement on Form F-4 with the Securities and Exchange Commission in connection with the previously announced proposed transaction through which it would, if consummated, go public through a merger with Altimeter Growth Corp (NASDAQ: AGC), a special purpose acquisition company. The carrying value of our Grab investment was approximately $3.6 billion as of June 30, 2021 (from $2.3 billion as of December 31, 2020).
Webcast and conference call information
A live audio webcast of our second quarter 2021 earnings release call will be available at https://investor.uber.com/, along with the earnings press release and slide presentation. The call begins on August 4, 2021 at 1:30 PM (PT) / 4:30 PM (ET). This press release, including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, is also available on that site.
We also provide announcements regarding our financial performance, including SEC filings, investor events, press and earnings releases, and blogs, on our investor relations website (https://investor.uber.com/).
About Uber
Uber’s mission is to create opportunity through movement. We started in 2010 to solve a simple problem: how do you get access to a ride at the touch of a button? More than 25 billion trips later, we're building products to get people closer to where they want to be. By changing how people, food, and things move through cities, Uber is a platform that opens up the world to new possibilities.
Forward-Looking Statements
This press release contains forward-looking statements regarding our future business expectations which involve risks and uncertainties. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors relate to, among others: the outcome of a tax case before the UK tax authority related to classification as a transportation provider, developments in the COVID-19 pandemic and the resulting impact on our business and operations, competition, managing our growth and corporate culture, financial performance, investments in new products or offerings, our ability to attract drivers, consumers and other partners to our platform, our brand and reputation and other legal and regulatory developments, particularly with respect to our relationships with drivers and couriers. For additional information on other potential risks and uncertainties that could cause actual results to differ from the results predicted, please see our Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent quarterly reports and other filings filed with the Securities and Exchange Commission from time to time. All information provided in this release and in the attachments is as of the date of this press release and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
Non-GAAP Financial Measures
To supplement our financial information, which is prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we use the following non-GAAP financial measures: Adjusted EBITDA; Mobility Revenue Excluding the UK Accrual; Non-GAAP Costs and Operating Expenses; Adjusted EBITDA margin as a percentage of revenue; Mobility Adjusted EBITDA margin as a percentage of Mobility revenue and Delivery Adjusted EBITDA as a percentage of Delivery revenue as well as, revenue growth rates in constant currency. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results.
We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.
There are a number of limitations related to the use of non-GAAP financial measures. In light of these limitations, we provide specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.

For more information on these non-GAAP financial measures, please see the sections titled “Key Terms for Our Key Metrics and Non-GAAP Financial Measures,” “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” included at the end of this release. In regards to forward looking non-GAAP guidance, we are not able to reconcile the forward-looking non-GAAP Adjusted EBITDA measure to the closest corresponding GAAP measure without unreasonable efforts because we are unable to predict the ultimate outcome of certain significant items. These items include, but are not limited to, significant legal settlements, unrealized gains and losses on equity investments, tax and regulatory reserve changes, restructuring costs and acquisition and financing related impacts.
Contacts
Investors and analysts: investor@uber.com
Media: press@uber.com

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of December 31, 2020	As of June 30, 2021
Assets
Cash and cash equivalents	$5,647	$4,443
Short-term investments	1,180	560
Restricted cash and cash equivalents	250	324
Accounts receivable, net	1,073	1,201
Prepaid expenses and other current assets	1,215	1,255
Assets held for sale	517	—
Total current assets	9,882	7,783
Restricted cash and cash equivalents	1,494	1,687
Collateral held by insurer	860	724
Investments	9,052	13,774
Equity method investments	1,079	1,097
Property and equipment, net	1,814	1,776
Operating lease right-of-use assets	1,274	1,238
Intangible assets, net	1,564	1,378
Goodwill	6,109	6,448
Other assets	124	346
Total assets	$33,252	$36,251
Liabilities, redeemable non-controlling interests and equity
Accounts payable	$235	$429
Short-term insurance reserves	1,243	1,221
Operating lease liabilities, current	175	177
Accrued and other current liabilities	5,112	5,857
Liabilities held for sale	100	—
Total current liabilities	6,865	7,684
Long-term insurance reserves	2,223	2,268
Long-term debt, net of current portion	7,560	7,798
Operating lease liabilities, non-current	1,544	1,513
Other long-term liabilities	1,306	1,244
Total liabilities	19,498	20,507
Redeemable non-controlling interests	787	1,569
Equity
Common stock	—	—
Additional paid-in capital	35,931	35,588
Accumulated other comprehensive income (loss)	(535)	681
Accumulated deficit	(23,130)	(22,094)
Total Uber Technologies, Inc. stockholders' equity	12,266	14,175
Non-redeemable non-controlling interests	701	—
Total equity	12,967	14,175
Total liabilities, redeemable non-controlling interests and equity	$33,252	$36,251

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share amounts which are reflected in thousands, and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2021	2020	2021
Revenue	$1,913	$3,929	$5,161	$6,832
Costs and expenses
Cost of revenue, exclusive of depreciation and amortization shown separately below	924	2,099	2,415	3,809
Operations and support	582	432	1,085	855
Sales and marketing	736	1,256	1,621	2,359
Research and development	584	488	1,229	1,003
General and administrative	565	616	1,424	1,080
Depreciation and amortization	129	226	257	438
Total costs and expenses	3,520	5,117	8,031	9,544
Loss from operations	(1,607)	(1,188)	(2,870)	(2,712)
Interest expense	(110)	(115)	(228)	(230)
Other income (expense), net	(44)	1,943	(1,839)	3,653
Income (loss) before income taxes and loss from equity method investments	(1,761)	640	(4,937)	711
Provision for (benefit from) income taxes	4	(479)	(238)	(294)
Loss from equity method investments	(7)	(7)	(19)	(15)
Net income (loss) including non-controlling interests	(1,772)	1,112	(4,718)	990
Less: net income (loss) attributable to non-controlling interests, net of tax	3	(32)	(7)	(46)
Net income (loss) attributable to Uber Technologies, Inc.	$(1,775)	$1,144	$(4,711)	$1,036
Net income (loss) per share attributable to Uber Technologies, Inc. common stockholders:
Basic	$(1.02)	$0.61	$(2.72)	$0.56
Diluted	$(1.02)	$0.58	$(2.72)	$0.52
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	1,738,897	1,875,156	1,731,632	1,866,830
Diluted	1,738,897	1,955,975	1,731,632	1,949,750

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2020	2021
Cash flows from operating activities
Net income (loss) including non-controlling interests	$(4,718)	$990
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	257	438
Bad debt expense	32	49
Stock-based compensation	408	553
Gain on business divestitures	(127)	(1,684)
Deferred income taxes	(282)	(367)
Loss from equity method investments, net	19	15
Unrealized (gain) loss on debt and equity securities, net	116	(1,975)
Impairment of debt and equity securities	1,850	—
Impairments of goodwill, long-lived assets and other assets	297	16
Unrealized foreign currency transactions	13	(2)
Other	25	62
Change in assets and liabilities, net of impact of business acquisitions and disposals:
Accounts receivable	517	(149)
Prepaid expenses and other assets	141	(9)
Collateral held by insurer	178	136
Operating lease right-of-use assets	137	77
Accounts payable	(10)	185
Accrued insurance reserves	(8)	21
Accrued expenses and other liabilities	(337)	762
Operating lease liabilities	(42)	(70)
Net cash used in operating activities	(1,534)	(952)
Cash flows from investing activities
Purchases of property and equipment	(362)	(128)
Purchases of marketable securities	(1,012)	(526)
Purchases of non-marketable equity securities	(10)	(857)
Purchase of note receivable	(85)	(218)
Proceeds from maturities and sales of marketable securities	422	1,143
Proceeds from sale of non-marketable equity securities	—	500
Acquisition of businesses, net of cash acquired	(1,346)	(80)
Return of capital from equity method investee	91	—
Other investing activities	(10)	17
Net cash used in investing activities	(2,312)	(149)
Cash flows from financing activities
Issuance of senior notes, net of issuance costs	992	—
Principal repayment on Careem Notes	(891)	(194)
Principal payments on finance leases	(119)	(108)
Proceeds from the issuance of common stock under the Employee Stock Purchase Plan	82	67
Other financing activities	(9)	45
Net cash provided by (used in) financing activities	55	(190)

Effect of exchange rate changes on cash and cash equivalents, and restricted cash and cash equivalents	(175)	5
Net decrease in cash and cash equivalents, and restricted cash and cash equivalents	(3,966)	(1,286)
Cash and cash equivalents, and restricted cash and cash equivalents
Beginning of period	12,067	7,391
Reclassification from assets held for sale during the period	—	349
End of period	$8,101	$6,454
Other Income (Expense), Net
The following table presents other income (expense), net (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2021	2020	2021

	(Unaudited)
Interest income	$6	$13	$44	$18
Foreign currency exchange gains (losses), net	(29)	—	(57)	(25)
Gain (loss) on business divestitures, net (1)	(27)	—	127	1,684
Unrealized gain (loss) on debt and equity securities, net (2)	(2)	1,912	(116)	1,975
Impairment of debt and equity securities (3)	13	—	(1,850)	—
Other, net	(5)	18	13	1
Other income (expense), net	$(44)	$1,943	$(1,839)	$3,653
(1) During the six months ended June 30, 2020, gain (loss) on business divestitures, net primarily represents a $154 million gain on the sale of our Uber Eats India operations to Zomato Media Private Limited (“Zomato”) recognized in the first quarter of 2020. During the six months ended June 30, 2021, gain (loss) on business divestitures, net represents a $1.6 billion gain on the sale of our ATG Business to Aurora recognized in the first quarter of 2021.
(2) During the three and six months ended June 30, 2021, unrealized gain (loss) on debt and equity securities, net primarily represents a $1.4 billion unrealized gain on our Didi investment and a $471 million unrealized gain on our Aurora Investments recognized in the second quarter of 2021.
(3) During the six months ended June 30, 2020, we recorded an impairment charge of $1.9 billion, primarily related to our investment in Didi, and a $173 million allowance for credit loss recorded on our investment in Grab recognized in the first quarter of 2020.
Stock-Based Compensation Expense
The following table summarizes total stock-based compensation expense by function (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2021	2020	2021

	(Unaudited)
Operations and support	$11	$38	$36	$65
Sales and marketing	10	19	24	42
Research and development	72	149	239	282
General and administrative	38	66	109	164
Total	$131	$272	$408	$553

Key Terms for Our Key Metrics and Non-GAAP Financial Measures
Adjusted EBITDA. Adjusted EBITDA is a Non-GAAP measure. We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition, financing and divestitures related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance, including COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations. Our board and management find the exclusion of the impact of these COVID-19 response initiatives from Adjusted EBITDA to be useful because it allows us and our investors to assess the impact of these response initiatives on our results of operations.
All Other. Includes ATG and Other Technology Programs and historical results of New Mobility, formerly Other Bets. ATG and Other Technology Programs, which primarily consisted of our ATG business that was divested in the first quarter of 2021, and subsequent to the divestiture, is no longer a reportable segment and included within All Other.
COVID-19 response initiatives. To support those whose earning opportunities have been depressed as a result of COVID-19, as well as communities hit hard by the pandemic, we have announced and implemented several initiatives, including, in particular, payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations. The payments for financial assistance to Drivers personally impacted by COVID-19 and Driver reimbursement for their cost of purchasing personal protective equipment are recorded as a reduction to revenue. The cost of personal protective equipment distributed to Drivers, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations are recorded as an expense in our costs and expenses.
Driver(s). The term Driver collectively refers to independent providers of ride or delivery services who use our platform to provide Mobility or Delivery services, or both.
Driver or restaurant earnings. Driver or restaurant earnings refer to the net portion of the fare or the net portion of the order value that a Driver or a restaurant retains, respectively.
Driver incentives. Driver incentives refer to payments that we make to Drivers, which are separate from and in addition to the Driver’s portion of the fare paid by the consumer after we retain our service fee to Drivers. For example, Driver incentives could include payments we make to Drivers should they choose to take advantage of an incentive offer and complete a consecutive number of trips or a cumulative number of trips on the platform over a defined period of time. Driver incentives are recorded as a reduction of revenue.
Gross Bookings. We define Gross Bookings as the total dollar value, including any applicable taxes, tolls, and fees, of Mobility and New Mobility rides, Delivery orders, and amounts paid by Freight shippers, in each case without any adjustment for consumer discounts and refunds, Driver and restaurant earnings, and Driver incentives. Gross Bookings do not include tips earned by Drivers.
Mobility Revenue Excluding the UK Accrual. Mobility Revenue Excluding the UK Accrual is a Non-GAAP measure. We define Mobility revenue excluding the UK accrual as Mobility revenue excluding a $600 million accrual made in the first quarter of 2021 for the resolution of historical claims in the UK relating to the classification of drivers.
Monthly Active Platform Consumers (“MAPCs”). We define MAPCs as the number of unique consumers who completed a Mobility or New Mobility ride or received a Delivery order on our platform at least once in a given month, averaged over each month in the quarter. While a unique consumer can use multiple product offerings on our platform in a given month, that unique consumer is counted as only one MAPC.
Segment Adjusted EBITDA. We define each segment’s Adjusted EBITDA as segment revenue less the following direct costs and expenses of that segment: (i) cost of revenue, exclusive of depreciation and amortization; (ii) operations and support; (iii) sales and marketing; (iv) research and development; and (v) general and administrative. Segment Adjusted EBITDA also reflects any applicable exclusions from Adjusted EBITDA.
Segment Adjusted EBITDA margin. We define each segment’s Adjusted EBITDA margin as the segment Adjusted EBITDA as a percentage of segment revenue. Segment Adjusted EBITDA margin demonstrates the margin that we generate after direct expenses. We believe that each segment’s Adjusted EBITDA margin is a useful indicator of the economics of our segments, as it does not include indirect Corporate G&A and Platform R&D.
Take Rate. We define Take Rate as revenue as a percentage of Gross Bookings.

Trips. We define Trips as the number of completed consumer Mobility or New Mobility rides and Delivery orders in a given period. For example, an UberPOOL ride with three paying consumers represents three unique Trips, whereas an UberX ride with three passengers represents one Trip.

Definitions of Non-GAAP Measures
We collect and analyze operating and financial data to evaluate the health of our business and assess our performance. In addition to revenue, net income (loss), loss from operations, and other results under GAAP, we use: Adjusted EBITDA; Mobility Revenue Excluding the UK Accrual; Non-GAAP Costs and Operating Expenses; Adjusted EBITDA margin as a percentage of revenue; Mobility Adjusted EBITDA margin as a percentage of Mobility revenue and Delivery Adjusted EBITDA as a percentage of Delivery revenue as well as, revenue growth rates in constant currency, which are described below, to evaluate our business. We have included these non-GAAP financial measures because they are key measures used by our management to evaluate our operating performance. Accordingly, we believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by our peer companies. These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP.
Adjusted EBITDA
We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition, financing and divestitures related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance, including COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations.
We have included Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. In addition, it provides a useful measure for period-to-period comparisons of our business, as it removes the effect of certain non-cash expenses and certain variable charges. To help our board, management and investors assess the impact of COVID-19 on our results of operations, we are excluding the impacts of COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations from Adjusted EBITDA. Our board and management find the exclusion of the impact of these COVID-19 response initiatives from Adjusted EBITDA to be useful because it allows us and our investors to assess the impact of these response initiatives on our results of operations.
Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following:
•Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy;
•Adjusted EBITDA excludes certain restructuring and related charges, part of which may be settled in cash;
•Adjusted EBITDA excludes other items not indicative of our ongoing operating performance, including COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations;
•Adjusted EBITDA does not reflect period to period changes in taxes, income tax expense or the cash necessary to pay income taxes;

•Adjusted EBITDA does not reflect the components of other income (expense), net, which primarily includes: interest income; foreign currency exchange gains (losses), net; gain (loss) on business divestitures, net; unrealized gain (loss) on debt and equity securities, net; impairment of debt and equity securities; and other; and
•Adjusted EBITDA excludes certain legal, tax, and regulatory reserve changes and settlements that may reduce cash available to us.
Adjusted EBITDA Margin as a Percentage of Revenue
We define Adjusted EBITDA margin as a percentage of revenue as Adjusted EBITDA divided by revenue. Segment Adjusted EBITDA margin as a percentage of revenue is segment Adjusted EBITDA divided by segment revenue.
Constant Currency
We compare the percent change in our current period results from the corresponding prior period using constant currency disclosure. We present constant currency growth rate information to provide a framework for assessing how our underlying revenue performed excluding the effect of foreign currency rate fluctuations. We calculate constant currency by translating our current period financial results using the corresponding prior period’s monthly exchange rates for our transacted currencies other than the U.S. dollar.
Non-GAAP Costs and Operating Expenses
Costs and operating expenses are defined as: cost of revenue, exclusive of depreciation and amortization; operations and support; sales and marketing; research and development; and general and administrative expenses. We define Non-GAAP costs and operating expenses as costs and operating expenses excluding: (i) stock-based compensation expense, (ii) certain legal, tax, and regulatory reserve changes and settlements, (iii) goodwill and asset impairments/loss on sale of assets, (iv) certain acquisition, financing and divestiture related expenses, (v) restructuring and related charges and (vi) other items not indicative of our ongoing operating performance, including COVID-19 response initiative related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations.
Mobility Revenue Excluding the UK Accrual
We define Mobility revenue excluding the UK accrual as Mobility revenue, excluding a $600 million accrual made in the first quarter of 2021 for the resolution of historical claims in the UK relating to the classification of drivers.

Reconciliations of Non-GAAP Measures
Adjusted EBITDA
The following table presents reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measure for each of the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2020	2021	2020	2021

Adjusted EBITDA reconciliation:
Net income (loss) attributable to Uber Technologies, Inc.	$(1,775)	$1,144	$(4,711)	$1,036
Add (deduct):
Net income (loss) attributable to non-controlling interests, net of tax	3	(32)	(7)	(46)
Provision for (benefit from) income taxes	4	(479)	(238)	(294)
Loss from equity method investments	7	7	19	15
Interest expense	110	115	228	230
Other (income) expense, net	44	(1,943)	1,839	(3,653)
Depreciation and amortization	129	226	257	438
Stock-based compensation expense	131	272	408	553
Legal, tax, and regulatory reserve changes and settlements	38	140	57	691
Goodwill and asset impairments/loss on sale of assets	16	—	209	57
Acquisition, financing and divestitures related expenses	19	26	29	62
Accelerated lease costs related to cease-use of ROU assets	—	—	—	2
COVID-19 response initiatives	48	15	72	41
Loss on lease arrangement, net	7	—	7	—
Restructuring and related charges	382	—	382	—
Adjusted EBITDA	$(837)	$(509)	$(1,449)	$(868)
Non-GAAP Costs and Operating Expenses
The following tables present reconciliations of Non-GAAP costs and operating expenses to the most directly comparable GAAP financial measure for each of the periods indicated.

	Three Months Ended
(In millions)	June 30, 2020	March 31, 2021	June 30, 2021
Non-GAAP Cost of revenue exclusive of depreciation and amortization reconciliation:
GAAP Cost of revenue exclusive of depreciation and amortization	$924	$1,710	$2,099
Goodwill and asset impairments/loss on sale of assets	(10)	—	—
COVID-19 response initiatives	(22)	(11)	(6)
Acquisition, financing and divestitures related expenses	(4)	—	—
Non-GAAP Cost of revenue exclusive of depreciation and amortization	$888	$1,699	$2,093

	Three Months Ended
(In millions)	June 30, 2020	March 31, 2021	June 30, 2021
Non-GAAP Operating Expenses
Non-GAAP Operations and support reconciliation:
GAAP Operations and support	$582	$423	$432
Restructuring and related charges	(187)	—	—
Goodwill and asset impairments/loss on sale of assets	(6)	—	—
COVID-19 response initiatives	(7)	—	(1)
Acquisition, financing and divestitures related expenses	(10)	(3)	(3)
Stock-based compensation expense	(11)	(28)	(38)
Non-GAAP Operations and support	$361	$392	$390

Non-GAAP Sales and marketing reconciliation:
GAAP Sales and marketing	$736	$1,103	$1,256
Restructuring and related charges	(22)	—	—
Acquisition, financing and divestitures related expenses	—	(3)	(1)
COVID-19 response initiatives	(13)	(5)	(2)
Stock-based compensation expense	(10)	(22)	(19)
Non-GAAP Sales and marketing	$691	$1,073	$1,234

Non-GAAP Research and development reconciliation:
GAAP Research and development	$584	$515	$488
Restructuring and related charges	(86)	—	—
Acquisition, financing and divestitures related expenses	(5)	(13)	(5)
Goodwill and asset impairments/loss on sale of assets	—	(42)	—
Stock-based compensation expense	(72)	(133)	(149)
Non-GAAP Research and development	$421	$327	$334

Non-GAAP General and administrative reconciliation:
GAAP General and administrative	$565	$464	$616
Legal, tax, and regulatory reserve changes and settlements	(5)	49	(65)
Goodwill and asset impairments/loss on sale of assets	—	(15)	—
Restructuring and related charges	(87)	—	—
Acquisition, financing and divestitures related expenses	—	(17)	(17)
Accelerated lease costs related to cease-use of ROU assets	—	(2)	—
Loss on lease arrangement, net	(7)	—	—
Stock-based compensation expense	(38)	(98)	(66)
Non-GAAP General and administrative	$428	$381	$468

Mobility Revenue Excluding the UK Accrual
The following table presents reconciliations of Mobility revenue excluding the UK accrual, to the most directly comparable GAAP financial measure for the period indicated:

Three Months Ended March 31,
(In millions)	2021

Mobility revenue excluding the UK accrual reconciliation:
Mobility revenue	$853
Add:
UK accrual	600
Mobility revenue excluding the UK accrual	$1,453